UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 28, 2005

Jabil Circuit, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-14063	38-1886260

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10560 Dr. Martin Luther King, Jr. Street North, St. Petersburg, Florida 33716

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (727) 577-9749

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

The Financial Accounting Standards Board recently published Statement of Financial Accounting Standards No. 123 (Revised 2004), Share-Based Payment (“SFAS 123R”). SFAS 123R, which is effective from the first interim period that begins after June 15, 2005, will require that compensation cost related to share-based payment transactions, including stock options, be recognized in the financial statements. Accordingly, Jabil Circuit, Inc. (“the Company”) will implement the revised standard in the first quarter of fiscal year 2006. Currently, the Company accounts for its share-based payment transactions under the provisions of APB 25, which does not necessarily require the recognition of compensation cost in the statement of earnings of the financial statements.

On January 28, 2005, in response to the recently published accounting standard referenced above, the Jabil Circuit, Inc. (“Jabil”) Compensation Committee of the Board of Directors approved accelerating the vesting of most out-of-the-money, unvested stock options held by current employees, including executive officers and directors. An option was considered out-of-the-money if the stated option exercise price was greater than the closing price, $23.31, of the Company’s common stock on the day before the Compensation Committee approved the acceleration. The Compensation Committee did not approve accelerating the vesting of out-of-the-money unvested performance accelerated vesting options held by certain officers of Jabil as it believed that, notwithstanding the potential additional compensation expense that could be avoided by accelerating such options, the existing stated financial performance criteria should be met before any of such options are accelerated. The accelerated vesting was effective as of January 28, 2005; however, holders of incentive stock options (within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended) to purchase 186,964 shares of common stock and holders of certain tax-qualified stock options issued to certain foreign employees, have the opportunity to decline the accelerated vesting in order to prevent changing the status of the incentive stock option for federal income tax purposes to a non-qualified stock option or the restriction of the availability of favorable tax treatment under applicable foreign law. Jabil’s full Board ratified the acceleration of option vesting to the extent it affected options held by members of the Compensation Committee. The following table summarizes the options subject to acceleration:

	Aggregate Number of	Weighted Average
	Shares Issuable Under	Exercise Price Per
	Accelerated Options	Share
Directors & Executive Officers:
Forbes I.J. Alexander	100,000	$24.76
Scott Brown	110,500	$24.89
Michel Charriau	110,500	$24.89
Meheryar “Mike” Dastoor	52,500	$24.73
Wesley “Butch” Edwards	100,000	$24.76
Laurence Grafstein	12,000	$26.24
John J. Granato	30,000	$25.43
Mel S. Lavitt	12,000	$26.24
John Lovato	110,500	$24.89
Timothy L. Main	178,500	$24.89
Joseph A. McGee	100,000	$24.76
Mark Mondello	172,500	$24.67
William D. Morean	12,000	$26.24

	Aggregate Number of	Weighted Average
	Shares Issuable Under	Exercise Price Per
	Accelerated Options	Share
Directors & Executive Officers:
William D. Muir, Jr.	100,000	$24.76
Lawrence J. Murphy	12,200	$26.36
Frank A. Newman	12,000	$26.24
Robert L. Paver	70,000	$25.08
William E. Peters	110,500	$24.89
Steven A. Raymund	12,000	$26.24
Courtney J. Ryan	100,000	$24.76
Thomas A. Sansone	12,000	$26.24

Total Directors & Executive Officers	1,529,700	$24.91
Total Non-officer Employees	5,759,367	$24.83

Total	7,289,067	$24.84

The decision to accelerate vesting of these options was made primarily to avoid recognizing compensation cost in the statement of earnings in future financial statements upon the effectiveness of SFAS 123R. Assuming that no holders of incentive stock options or the referenced foreign tax-favored options elect to decline the accelerated vesting, it is estimated that the maximum future compensation expense that will be avoided, based on Jabil’s implementation date for FAS 123R of September 1, 2005, is approximately $85.0 million, of which approximately $19.3 million is related to options held by executive officers and directors of the Company. The Company will report the avoided future compensation expense in the fiscal year 2005 financial statements as pro forma footnote disclosures, as permitted under the transition guidance provided by the Financial Accounting Standards Board.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JABIL CIRCUIT, INC. (Registrant)
February 2, 2005	By:	/s/ Forbes I.J. Alexander
Forbes I.J. Alexander
Chief Financial Officer